Exhibit 21

The following are subsidiaries of Gehl Company

     Gehl Power Products, Inc.               South Dakota

     Hedlund Martin, Inc.                    Pennsylvania

     Mustang America, Inc.                   Delaware

     Mustang Manufacturing Company, Inc.     Minnesota

     Mustang Finance, Inc.                   Minnesota

     Gehl International, Inc.                Barbados